Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.
REPORTS SECOND QUARTER 2018 RESULTS
Growth in Loans and Deposits

(Bridgehampton, NY – July 24, 2018) Bridge Bancorp, Inc. (NASDAQ:BDGE), (the “Company”), the parent company of BNB Bank (“BNB”), today announced second quarter results for 2018.

The Company's second quarter 2018 financial results included:

•	Net income for the 2018 second quarter of $6.7 million, or $0.34 per diluted share, inclusive of pre-tax net securities losses of $7.9 million, or $0.31 per diluted share after tax, related to the Company’s balance sheet restructure.
•	Excluding the impact related to the balance sheet restructure, net income for the 2018 second quarter was $12.9 million, or $0.65 per diluted share.
•	Net interest income for the 2018 second quarter increased $3.1 million over 2017 to $33.9 million, with a net interest margin of 3.31%.
•	Total assets of $4.4 billion at June 30, 2018, 5% higher than June 30, 2017.
•	Loan growth of $384 million, or 14%, compared to June 30, 2017, and $78 million, or 5% annualized, from December 31, 2017.
•	Deposit growth of $494 million, or 16%, compared to June 30, 2017, and $219 million, or 13% annualized, from December 31, 2017.
•	Non-public, non-brokered deposit growth of $371 million, or 16%, compared to June 30, 2017, and $209 million, or 17% annualized, from December 31, 2017.
•	Non-performing assets of $1.8 million at June 30, 2018, $0.9 million lower than June 30, 2017 and $5.2 million lower than December 31, 2017.
•	Continued solid reserve coverage.
•	All capital ratios remain strong.
•	Declared a dividend of $0.23 during the quarter.

Commenting on the second quarter results, Kevin O’Connor, President and CEO said, “Our second quarter results demonstrate our ability to successfully operate in this very competitive marketplace under increasingly challenging conditions. We continue to add new relationships, along with loans and deposits, while improving our credit metrics, adjusted net interest margin, and expense ratio. This quarter we also focused on strategically repositioning our balance sheet considering the new interest rate environment.”

Net Earnings and Returns

Net income in the 2018 second quarter was $6.7 million, or $0.34 per diluted share, a decrease of $2.1 million compared to the 2017 second quarter. Excluding the impact of the balance sheet restructure, net income in the 2018 second quarter was $12.9 million, or $0.65 per diluted share. Net income for the six months ended June 30, 2018 was $18.8 million, or $0.95 per diluted share, compared to $18.0 million, or $0.91 per diluted share, in 2017. Returns on average assets and equity in the 2018 second quarter were 0.60% and 5.96%, respectively, compared to 0.85% and 8.07%, respectively, in the 2017 second quarter. Return on average tangible common equity for the second quarter of 2018 was 7.90%, compared to 10.81% in 2017. The decreases in the asset and equity related returns and net income were primarily due to net securities losses associated with the Company’s balance sheet restructuring in the 2018 second quarter.

Interest income was $41.6 million in the 2018 second quarter, an increase of $0.2 million compared to the 2018 first quarter, driven primarily by organic growth in loans, partially offset by a decrease in the average securities portfolio. Interest expense was $7.6 million in the 2018 second quarter, an increase of $0.8 million compared to the 2018 first quarter, due to an increase in average cost of interest bearing liabilities coupled with an increase in average interest bearing liabilities.

“Our net interest margin, excluding purchase accounting, improved on a linked quarter basis as investment portfolio and loan yields improved. Although deposit costs continue to increase, we were able to grow our total non-public, non-brokered deposits at a 6.3% annualized rate during the quarter, including a 6.7% increase in DDA balances,” stated Mr. O’Connor. “This decreased our level of wholesale borrowings by $150 million, holding down overall funding costs.”

Provision for loan losses was $0.4 million for the 2018 second quarter, $0.6 million lower than the 2017 second quarter. Contributing to the lower provision was the $40 million loan sale in the 2018 second quarter. The Company recognized net charge-offs of $1.6 million in the 2018 second quarter, compared to net charge-offs of $0.1 million in the 2017 second quarter. The increase in net charge-offs was related to one loan with a full specific reserve.

Non-interest income (loss) was $(2.6) million for the 2018 second quarter, $7.1 million lower than the 2017 second quarter, driven primarily by net securities losses related to the balance sheet restructure, partially offset by higher service charges and other fees, gain on sale of loans, and other operating income. Excluding the impact of the balance sheet restructure, total non-interest income in the second quarter 2018 would have been $5.3 million.

Regarding the gains on sale of Small Business Administration loans, Mr. O’Connor said, “The SBA business we acquired three years ago continues to generate non-interest income for the Company. We have recorded over $1 million in gains year-to-date. Through May of 2018 we are the third largest SBA 7a lender in dollars in the New York District and the largest on Long Island, according to the SBA. Our ability to partner with the SBA to provide funding for small businesses allows us to execute on a key part of our mission as a community bank.”

Non-interest expense for the 2018 second quarter increased to $22.5 million from $21.0 million in the 2017 second quarter. The increase in 2018 is primarily due to higher salaries and benefits expense and other operating expenses, partially offset by lower occupancy and equipment expense.

Income tax expense was $1.7 million in the 2018 second quarter, a decrease of $2.8 million compared with the 2017 second quarter. The decrease reflects lower pre-tax income and a lower effective tax rate in 2018 due to the enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017. The Company estimates it will record income tax at an effective tax rate of approximately 21% for the remainder of 2018.

Balance Sheet and Asset Quality

Total assets were $4.4 billion at June 30, 2018, $15.2 million lower than December 31, 2017 and $193.3 million higher than June 30, 2017. Total loans at June 30, 2018 of $3.2 billion reflect growth of $384.4 million, or 14%, over June 30, 2017. Loans held for sale at June 30, 2018 were SBA loans closed during the second quarter, which had not yet been sold into the secondary market. Deposits totaled $3.6 billion at June 30, 2018, an increase of $493.6 million, or 16%, over June 30, 2017. Demand deposits increased $148.0 million year-over-year to $1.3 billion at June 30, 2018, representing 37% of total deposits.

“During the quarter, we undertook an initiative to improve corporate performance along many metrics including yield, liquidity, and capital. We looked at the structure and composition of our assets and liabilities, and how they worked together. We restructured $190 million of our investment portfolio, selling lower yielding bonds and recognizing losses already reflected in capital through Other Comprehensive Income. We reinvested the proceeds in bonds with yields 150 basis points higher, but with the same duration. We expect this will have a positive impact on our net interest margin and EPS going forward. We estimate that the time to recover the loss to be just over 3 years. We also took this opportunity to shrink the investment portfolio by $40 million and pay off wholesale borrowings that were costing more than the bonds were yielding,” stated Mr. O’Connor.

“We continued to actively manage our loan portfolio and Commercial Real Estate concentrations by selling $40 million of Commercial Real Estate and Multi Family loans at a gain of $0.3 million. This sale of non-relationship loans provides additional capacity for customers with more robust relationships,” commented Mr. O’Connor.

Asset quality measures improved as non-performing assets were $1.8 million, or 0.04% of total assets, at June 30, 2018, compared to $2.7 million, or 0.06%, at June 30, 2017. Non-performing assets at June 30, 2018 includes $0.2 million of other real estate owned. Non-performing loans were $1.6 million, or 0.05% of total loans at June 30, 2018, compared to $2.7 million, or 0.10% of total loans at June 30, 2017. Loans 30 to 89 days past due decreased $1.8 million to $4.4 million at June 30, 2018, compared to $6.2 million at June 30, 2017. Loans past due 90 days and accruing at June 30, 2018 and 2017 were comprised of acquired loans of $0.9 million and $1.0 million, respectively.

The allowance for loan losses was $31.7 million at June 30, 2018, $4.1 million higher than June 30, 2017. The allowance as a percentage of loans was 1.00% at June 30, 2018, 0.01% higher than June 30, 2017.

Stockholders’ equity was $439.8 million at June 30, 2018, $4.0 million higher than June 30, 2017. The growth reflects earnings, partially offset by shareholders’ dividends and a decrease in the fair value of available for sale investment securities. Tangible book value per share was $16.62 at June 30, 2018, $0.17 higher than June 30, 2017.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, BNB Bank, formerly known as The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.4 billion, operates 38 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, BNB operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of BNB’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	June 30,	December 31,	June 30,
	2018	2017	2017
Assets
Cash and due from banks	$74,255	$76,614	$62,195
Interest earning deposits with banks	31,636	18,133	22,957
Total cash and cash equivalents	105,891	94,747	85,152
Securities available for sale, at fair value	659,076	759,916	835,992
Securities held to maturity	169,717	180,866	203,907
Total securities	828,793	940,782	1,039,899
Securities, restricted	26,747	35,349	38,819
Loans held for sale	6,338	-	-
Loans held for investment	3,180,676	3,102,752	2,796,309
Allowance for loan losses	(31,652)	(31,707)	(27,544)
Loans held for investment, net	3,149,024	3,071,045	2,768,765
Premises and equipment, net	36,043	33,505	35,048
Goodwill and other intangible assets	110,816	111,164	111,460
Other real estate owned	175	-	-
Accrued interest receivable and other assets	150,958	143,410	142,310
Total assets	$4,414,785	$4,430,002	$4,221,453

Liabilities and stockholders' equity
Demand deposits	$1,307,325	$1,338,701	$1,159,320
Savings, NOW and money market deposits	1,919,653	1,773,478	1,674,680
Certificates of deposit of $100,000 or more	119,774	158,584	152,380
Other time deposits	206,445	63,780	73,238
Total deposits	3,553,197	3,334,543	3,059,618
Federal funds purchased and repurchase agreements	1,437	50,877	50,731
Federal Home Loan Bank advances	300,863	501,374	563,974
Subordinated debentures, net	78,711	78,641	78,571
Other liabilities and accrued expenses	40,822	35,367	32,852
Total liabilities	3,975,030	4,000,802	3,785,746
Total stockholders' equity	439,755	429,200	435,707
Total liabilities and stockholders' equity	$4,414,785	$4,430,002	$4,221,453

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017

Interest income	$41,551	$41,364	$36,234	$82,915	$71,451
Interest expense	7,622	6,825	5,441	14,447	10,197
Net interest income	33,929	34,539	30,793	68,468	61,254
Provision for loan losses	400	800	950	1,200	1,750
Net interest income after provision for loan losses	33,529	33,739	29,843	67,268	59,504

Non-interest income:
Service charges and other fees	2,562	2,163	2,220	4,725	4,270
Title fee income	450	505	541	955	1,091
Net securities losses	(7,921)	-	-	(7,921)	-
Gain on sale of loans	322	-	-	322	-
Gain on sale of Small Business Administration loans	691	371	799	1,062	1,342
BOLI income	555	546	567	1,101	1,127
Other operating income	763	528	382	1,291	801
Total non-interest (loss) income	(2,578)	4,113	4,509	1,535	8,631

Non-interest expense:
Salaries and employee benefits	13,055	12,812	11,592	25,867	23,092
Occupancy and equipment	3,205	3,243	3,439	6,448	6,837
Amortization of other intangible assets	242	246	274	488	553
Other operating expenses	6,005	6,297	5,701	12,302	10,820
Total non-interest expense	22,507	22,598	21,006	45,105	41,302

Income before income taxes	8,444	15,254	13,346	23,698	26,833
Income tax expense	1,701	3,181	4,505	4,882	8,821
Net income	$6,743	$12,073	$8,841	$18,816	$18,012
Basic earnings per share	$0.34	$0.61	$0.45	$0.95	$0.91
Diluted earnings per share	$0.34	$0.61	$0.45	$0.95	$0.91
Weighted average common and equivalent shares	19,468	19,437	19,394	19,453	19,379

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Consolidated Financial Highlights (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Selected Financial Data:
Return on average total assets	0.60%	1.09%	0.85%	0.85%	0.89%
Adjusted return on average total assets (1)	1.15%	1.09%	0.85%	1.12%	0.89%
Return on average stockholders' equity	5.96%	10.86%	8.07%	8.39%	8.34%
Adjusted return on average stockholders' equity (1)	11.43%	10.86%	8.07%	11.15%	8.34%
Return on average tangible common equity (1) (2)	7.90%	14.41%	10.81%	11.12%	11.21%
Adjusted return on average tangible common equity (1) (2)	15.35%	14.65%	11.03%	15.00%	11.43%
Net interest margin, tax equivalent basis (1)	3.31%	3.42%	3.28%	3.36%	3.34%
Adjusted net interest margin (1)	3.24%	3.22%	3.11%	3.23%	3.12%
Efficiency ratio	71.79%	58.47%	59.50%	64.43%	59.10%
Adjusted efficiency ratio (1)	56.47%	57.58%	58.15%	57.02%	57.73%
Operating expense/average assets	2.01%	2.05%	2.03%	2.03%	2.03%
Adjusted operating expense/average assets (1)	1.99%	2.03%	2.00%	2.01%	2.01%

(1)  See reconciliation of this non-GAAP financial measure provided elsewhere herein.

(2)  Average tangible common equity represents a non-GAAP financial measure calculated as average total stockholders' equity less average goodwill and intangible assets.

	June 30, 2018	Dec. 31, 2017	June 30, 2017
Selected Financial Data:
Book value per share	$22.23	$21.78	$22.11
Tangible book value per share (1)	$16.62	$16.14	$16.45
Common shares outstanding	19,786	19,709	19,706

Capital Ratios:
Total capital to risk weighted assets	13.6%	13.3%	14.3%
Tier 1 capital to risk weighted assets	10.3%	10.0%	10.9%
Common equity Tier 1 capital to risk weighted assets	10.3%	10.0%	10.9%
Tier 1 capital to average assets	7.9%	7.9%	8.3%
Tangible common equity to tangible assets (1) (2)	7.6%	7.4%	7.9%
Tier 1 capital to average assets (Bank)	9.6%	9.6%	9.8%

Asset Quality:
Loans 30-89 days past due	$4,391	$3,614	$6,248
Loans 90 days past due and accruing (3)	$934	$1,834	$1,026
Non-performing loans	$1,599	$6,955	$2,676
Other real estate owned	175	-	-
Non-performing assets	$1,774	$6,955	$2,676
Non-performing loans/total loans	0.05%	0.22%	0.10%
Non-performing assets/total assets	0.04%	0.16%	0.06%
Allowance/non-performing loans	1979.49%	455.89%	1029.30%
Allowance/total loans	1.00%	1.02%	0.99%

(1)  Tangible common equity represents a non-GAAP financial measure calculated as total stockholders' equity less goodwill and intangible assets.

(2)  Tangible assets represents a non-GAAP financial measure calculated as total assets less goodwill and intangible assets.

(3)  Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three Months Ended June 30,			Three Months Ended March 31,			Three Months Ended June 30,
	2018			2018			2017
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income) (1)	$3,179,632	$35,817	4.52%	$3,127,900	$35,660	4.62%	$2,702,605	$30,348	4.50%
Securities (1)	924,979	5,784	2.51%	969,292	5,780	2.42%	1,072,807	6,163	2.30%
Deposits with banks	25,206	106	1.69%	23,108	90	1.58%	28,904	71	0.99%
Total interest earning assets (1)	4,129,817	41,707	4.05%	4,120,300	41,530	4.09%	3,804,316	36,582	3.86%
Non interest earning assets:
Other assets	365,038			354,893			355,434
Total assets	$4,494,855			$4,475,193			$4,159,750

Interest bearing liabilities:
Deposits	$2,196,618	$4,513	0.82%	$2,065,045	$3,226	0.63%	$1,931,942	$2,422	0.50%
Federal funds purchased and repurchase agreements	122,463	567	1.86%	151,647	606	1.62%	125,231	355	1.14%
Federal Home Loan Bank advances	337,615	1,407	1.67%	428,247	1,858	1.76%	401,458	1,529	1.53%
Subordinated debentures	78,688	1,135	5.79%	78,653	1,135	5.85%	78,549	1,135	5.80%
Total interest bearing liabilities	2,735,384	7,622	1.12%	2,723,592	6,825	1.02%	2,537,180	5,441	0.86%
Non interest bearing liabilities:
Demand deposits	1,265,370			1,262,989			1,151,288
Other liabilities	40,633			37,838			31,745
Total liabilities	4,041,387			4,024,419			3,720,213
Stockholders' equity	453,468			450,774			439,537
Total liabilities and stockholders' equity	$4,494,855			$4,475,193			$4,159,750

Net interest income/interest rate spread (1)		34,085	2.93%		34,705	3.07%		31,141	3.00%

Net interest earning assets/net interest margin (1)	$1,394,433		3.31%	$1,396,708		3.42%	$1,267,136		3.28%

Tax equivalent adjustment		(156)	(0.01)%		(166)	(0.02)%		(348)	(0.03)%

Net interest income/net interest margin		$33,929	3.30%		$34,539	3.40%		$30,793	3.25%

(1)  Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2018			2017
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$3,153,909	$71,477	4.57%	$2,645,618	$59,826	4.56%
Securities (1)	947,013	11,564	2.46%	1,072,172	12,203	2.30%
Deposits with banks	24,163	196	1.64%	25,178	117	0.94%
Total interest earning assets (1)	4,125,085	83,237	4.07%	3,742,968	72,146	3.89%
Non interest earning assets:
Other assets	359,993			351,155
Total assets	$4,485,078			$4,094,123

Interest bearing liabilities:
Deposits	$2,131,195	$7,739	0.73%	$1,887,221	$4,530	0.48%
Federal funds purchased and repurchase agreements	136,974	1,173	1.73%	134,347	671	1.01%
Federal Home Loan Bank advances	382,681	3,265	1.72%	402,847	2,678	1.34%
Subordinated debentures	78,671	2,270	5.82%	78,531	2,270	5.83%
Junior subordinated debentures	-	-	-	1,348	48	7.18%
Total interest bearing liabilities	2,729,521	14,447	1.07%	2,504,294	10,197	0.82%
Non interest bearing liabilities:
Demand deposits	1,264,186			1,123,193
Other liabilities	39,242			31,109
Total liabilities	4,032,949			3,658,596
Stockholders' equity	452,129			435,527
Total liabilities and stockholders' equity	$4,485,078			$4,094,123

Net interest income/interest rate spread (1)		68,790	3.00%		61,949	3.07%

Net interest earning assets/net interest margin (1)	$1,395,564		3.36%	$1,238,674		3.34%

Tax equivalent adjustment		(322)	(0.01)%		(695)	(0.04)%

Net interest income/net interest margin		$68,468	3.35%		$61,254	3.30%

(1)  Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of generally accepted accounting principles ("GAAP") (as reported) and non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP, or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude certain net securities losses associated with the Company's strategic plan to restructure its balance sheet during the second quarter of 2018.

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Return on average total assets - as reported	0.60%	1.09%	0.85%	0.85%	0.89%
Net securities losses	0.71%	0.00%	0.00%	0.35%	0.00%
Income tax effect of adjustment above	(0.16)%	0.00%	0.00%	(0.08)%	0.00%
Adjusted return on average total assets (non-GAAP)	1.15%	1.09%	0.85%	1.12%	0.89%

Return on average stockholders' equity - as reported	5.96%	10.86%	8.07%	8.39%	8.34%
Net securities losses	7.01%	0.00%	0.00%	3.53%	0.00%
Income tax effect of adjustment above	(1.54)%	0.00%	0.00%	(0.77)%	0.00%
Adjusted return on average stockholders' equity (non-GAAP)	11.43%	10.86%	8.07%	11.15%	8.34%

Return on average tangible common equity - as reported	7.90%	14.41%	10.81%	11.12%	11.21%
Net securities losses	9.27%	0.00%	0.00%	4.68%	0.00%
Amortization of other intangible assets	0.28%	0.29%	0.34%	0.29%	0.34%
Income tax effect of adjustments above	(2.10)%	(0.05)%	(0.12)%	(1.09)%	(0.12)%
Adjusted return on average tangible common equity (non-GAAP)	15.35%	14.65%	11.03%	15.00%	11.43%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table presents a reconciliation of net income and diluted earnings per share (as reported) to adjusted net income and adjusted diluted earnings per share excluding net securities losses associated with the Company's strategic plan to restructure its balance sheet during the second quarter of 2018:

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2018	2018	2017	2018	2017
Net income - as reported	$6,743	$12,073	$8,841	$18,816	$18,012
Adjustments:
Net securities losses	7,921	-	-	7,921	-
Income tax effect of adjustment above	(1,742)	-	-	(1,742)	-
Adjusted net income (non-GAAP)	$12,922	$12,073	$8,841	$24,995	$18,012

Diluted earnings per share - as reported	$0.34	$0.61	$0.45	$0.95	$0.91
Adjustments:
Net securities losses	0.40	-	-	0.40	-
Income tax effect of adjustment above	(0.09)	-	-	(0.09)	-
Adjusted diluted earnings per share (non-GAAP)	$0.65	$0.61	$0.45	$1.26	$0.91

The following table presents a reconciliation of efficiency ratio (as reported) and adjusted efficiency ratio (non-GAAP) :

Efficiency ratio - as reported	71.79%	58.47%	59.50%	64.43%	59.10%
Non-interest expense - as reported	$22,507	$22,598	$21,006	$45,105	$41,302
Less: Amortization of intangible assets	(242)	(246)	(274)	(488)	(553)
Adjusted non-interest expense (non-GAAP)	$22,265	$22,352	$20,732	$44,617	$40,749
Net interest income - as reported	$33,929	$34,539	$30,793	$68,468	$61,254
Tax equivalent adjustment	156	166	348	322	695
Net interest income, tax-equivalent basis (non-GAAP)	$34,085	$34,705	$31,141	$68,790	$61,949
Non-interest (loss) income - as reported	$(2,578)	$4,113	$4,509	$1,535	$8,631
Less: Net securities losses	7,921	-	-	7,921	-
Adjusted non-interest income (non-GAAP)	$5,343	$4,113	$4,509	$9,456	$8,631
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$39,428	$38,818	$35,650	$78,246	$70,580
Adjusted efficiency ratio (non-GAAP) (1)	56.47%	57.58%	58.15%	57.02%	57.73%

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP) :

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Operating expense as a % of average assets - as reported	2.01%	2.05%	2.03%	2.03%	2.03%
Amortization of other intangible assets	(0.02)%	(0.02)%	(0.03)%	(0.02)%	(0.02)%
Adjusted operating expense as a % of average assets (non-GAAP)	1.99%	2.03%	2.00%	2.01%	2.01%

(1)  Adjusted efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax-equivalent basis and adjusted non-interest income.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table reconciles net interest margin (as reported) to adjusted net interest margin on a tax equivalent basis, excluding accretion income and average purchase accounting adjustments on acquired loans (non-GAAP) :

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2018	2018	2017	2018	2017
Net interest income - as reported	$33,929	$34,539	$30,793	$68,468	$61,254
Tax equivalent adjustment	156	166	348	322	695
Net interest income, tax-equivalent basis (non-GAAP)	$34,085	$34,705	$31,141	$68,790	$61,949
Adjustment:
Less: Accretion income on acquired loans	(625)	(1,959)	(1,510)	(2,584)	(3,748)
Adjusted net interest income, tax-equivalent basis (non-GAAP)	$33,460	$32,746	$29,631	$66,206	$58,201

Average interest earning assets - as reported	$4,129,817	$4,120,300	$3,804,316	$4,125,085	$3,742,968
Adjustment:
Average purchase accounting adjustments on acquired loans	6,758	9,131	17,425	7,938	18,264
Adjusted average interest earning assets (non-GAAP)	$4,136,575	$4,129,431	$3,821,741	$4,133,023	$3,761,232

Net interest margin - as reported (1)	3.30%	3.40%	3.25%	3.35%	3.30%
Tax equivalent adjustment	0.01%	0.02%	0.03%	0.01%	0.04%
Net interest margin, tax-equivalent basis (non-GAAP) (2)	3.31%	3.42%	3.28%	3.36%	3.34%
Adjustment:
Purchase accounting adjustments on acquired loans	(0.07)%	(0.20)%	(0.17)%	(0.13)%	(0.22)%
Adjusted net interest margin (non-GAAP) (3)	3.24%	3.22%	3.11%	3.23%	3.12%

(1)  Net interest margin represents net interest income divided by average interest earning assets.

(2)  Net interest margin, tax equivalent basis represents net interest income on a tax equivalent basis divided by average interest earning assets.

(3)  Adjusted net interest margin represents adjusted net interest income, tax equivalent basis divided by adjusted average interest earning assets.

The following table presents the tangible common equity to tangible assets calculation (non-GAAP) :

	June 30,	Dec. 31,	June 30,
(Dollars in thousands)	2018	2017	2017
Total assets - as reported	$4,414,785	$4,430,002	$4,221,453
Less: Goodwill and other intangible assets - as reported	(110,816)	(111,164)	(111,460)
Tangible assets (non-GAAP)	$4,303,969	$4,318,838	$4,109,993

Total stockholders' equity - as reported	$439,755	$429,200	$435,707
Less: Goodwill and other intangible assets - as reported	(110,816)	(111,164)	(111,460)
Tangible common equity (non-GAAP)	$328,939	$318,036	$324,247

Tangible common equity to tangible assets (non-GAAP) (1)	7.6%	7.4%	7.9%

(1)  Calculated by dividing tangible common equity by tangible assets.